Exhibit (h)13

WISCONSIN COLLEGE SAVINGS PROGRAM LICENSING AND PORTFOLIO

SERVICES AGREEMENT

THIS AGREEMENT is made as of the      day of             , 200  , by and between Wells Fargo Funds Management, LLC (collectively with Wells Fargo Funds Distributor, LLC, and other affiliated companies, “Program Manager”), a Delaware limited liability company, with principal offices at 525 Market Street, 12th Floor, San Francisco, California 94105, and                     , a                  corporation, with its principal offices at                                  (“Fund Company”). (Program Manager and Fund Company are each a “party” and collectively “parties”.)

WITNESSETH

WHEREAS, the State of Wisconsin (“State”) adopted legislation (1995 Wisconsin Act 403) that authorized the creation of the EdVest Wisconsin College Savings Program as a qualified state tuition program under Section 529 of the United States Internal Revenue Code of 1986, as amended from time to time (“Section 529 of the Code”), to increase the ability of families and individuals to save for higher education expenses by enabling a purchaser to purchase “tuition units” for a beneficiary, which tuition units may be redeemed later in a specified amount for payment toward higher education expenses (“Existing Program”);

WHEREAS, in order to supplement and enhance the investment opportunities otherwise available under the Existing Program, and to make other changes to the Existing Program, the State adopted legislation (1999 Wisconsin Act 44) (collectively with 1995 Wisconsin Act 403, as both are amended from time to time, the “Act”) that authorizes additional investment options to be made available so that persons (“Participants”) may make contributions to accounts established for the purpose of meeting the qualified higher education expenses of the designated beneficiaries of such accounts (an “Account”) (“Expanded Program” collectively with the “Existing Program,” the “Program”), and authorizes a vendor to be retained to provide for investment management, administration, and other services for the Expanded Program;

WHEREAS, the Wisconsin College Savings Program Board (“Board”) and the Wisconsin Office of the State Treasurer (“OST”) are authorized to establish, develop, implement and maintain the Program in a manner consistent with the Act and Section 529 of the Code in order to obtain the benefits of Section 529 of the Code for the Program and its participants;

WHEREAS, the State established the College Savings Program Trust Fund (“Trust”), which consists of all revenue from fees for, and contributions to, the Expanded Program and from distributions and fees paid by the Program Manager;

WHEREAS, the State and the Board may establish one or more portfolios within the Trust for the Expanded Program, and classes thereof; and one or more of such portfolios may invest all or a portion of its assets in some or all of the registered investment companies, distributed by Fund Company, listed on Exhibit A hereto (each, an “Underlying Fund” and collectively, the “Underlying Funds”);

WHEREAS, the State has, through assignment, retained Program Manager to act as investment manager for the Expanded Program and to provide administration services to the Program;

WHEREAS, the Distributor, an affiliated company of Program Manager, is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”), a municipal securities dealer and is a member of the National Association of Securities Dealers, Inc. (the “NASD”); and

WHEREAS, the State and the Board desires to utilize the Distributor to market the Expanded Program and offer and sell interests in the Expanded Program (the “Interests”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I- DEFINITIONS

Section 1.1 Certain Defined Terms. Set forth below are definitions of certain terms used in this Agreement. Other terms are defined elsewhere in this Agreement.

(a) “Account” means an account in the Trust established for a Participant pursuant to a Participation Agreement between such Participant and the Board, the assets of which are invested in one or more Portfolios under the Expanded Program.

(b) “Account Application” means an account application, which incorporates by reference the Disclosure Document and Participation Agreement, as approved from time to time by the Board and Program Manager for use in offering Program Interests, with such changes as may be necessary or appropriate to reflect the addition of the Fund Company Portfolios as part of the Expanded Program.

(c) “Advisers Act” means the Investment Advisers Act of 1940.

(d) “Affiliate” of a person means any person who controls, is controlled by, or is under common control with such other person within the meaning of Section 15 of the Securities Act of 1933, as amended (“Securities Act”).

(e) “Applicable Law” means all laws, rules, and regulations, whether foreign or domestic, applicable at any time and from time to time to the Program, the Trust, the Program Manager, Fund Company, or Fund Company Underlying Funds, including, but not limited to, the Securities Act, the Securities Exchange Act, the Investment Company Act, the Advisers Act, other federal securities laws, Section 529 of the Code, the laws of the states in which the Program Interests or shares in Fund Company Underlying Funds are offered and sold, the rules, pronouncements and interpretations thereunder, and the laws, rules and regulations of any Governmental Authority, the SEC, the NASD, the MSRB, and any other applicable regulatory or self-governing body.

(f) “Business Day” means any day the NYSE is open for trading and on which the Fund Company Underlying Funds calculate their net asset value pursuant to the rules of the SEC.

(g) “Code” means the Internal Revenue Code of 1986, and any regulations and other guidance issued thereunder by the IRS or the Department of Treasury, as amended.

(h) “Designated Beneficiary” means, with respect to an Account, the individual designated as the person whose Qualified Higher Education Expenses are expected to be paid from such Account.

(i) “Disclosure Document” means the disclosure document for the Expanded Program constituting an “official statement” within the meaning of Rule 15c2-12 under the Securities Exchange Act and the rules of the MSRB.

(j) “Distributor” means Wells Fargo Funds Distributor, LLC, an affiliated company of Program Manager, and the entity through which Expanded Program municipal fund securities are offered.

(k) “Fund Company Portfolios” means the Portfolios within the Expanded Program that contain Underlying Funds for which the Fund Company acts as investment adviser.

(l) “Fund Company Portfolio Launch Date” means the date Program Manager and Fund Company designate as the date on which they first accept Participation Agreements and Account Applications with respect to the Fund Company Portfolios and accept contributions into Accounts from the general public.

(m) “Governmental Authority” means any federal, state, local, municipal or other governmental department, commission, district, board, bureau, agency, authority, regulatory body, court, tribunal or other instrumentality (or any officer or representative thereof) of competent jurisdiction.

(n) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(o) “IRS” means Internal Revenue Service and any successor to the applicable functions thereof.

(p) “Marketing Materials” means the Disclosure Document and the Participation Agreement when either is used as marketing materials, and any other marketing materials, including without limitation sales literature and marketing, offering or enrollment materials, relating to the Expanded Program as approved by the Board and Program Manager for distribution by Distributor.

(q) “MSRB” means the Municipal Securities Rulemaking Board and any successor to the applicable functions thereof.

(r) “NYSE” means the New York Stock Exchange.

(s) “Participant” means an individual or any other “person” within the meaning of Section 529, who has entered or hereafter enters into a Participation Agreement with the Board, or to whom ownership of an Account is transferred as provided in the Program Rules and Regulations.

(t) “Participation Agreement” means the agreement between each Participant and the Board governing the Participant’s Account.

(u) “Program Interests” means securities or interests in, or rights with respect to, the Expanded Program.

(v) “Program Rules and Regulations” shall mean the Rules and Regulations established by the Board and adopted by the State from time to time pursuant to the Act.

(w) “Portfolio” means a sub-account established within the Trust, as determined in accordance with this Agreement and the Program Rules and Regulations.

(x) “Qualified Higher Education Expenses” has the meaning set forth in Section 529(e)(3) of the Code.

(y) “SEC” means the Securities and Exchange Commission and any successor to the applicable functions thereof.

(z) “Section 529 Plan” means any qualified tuition program, college savings plan, or similar plan established pursuant to Section 529 of the Code, or any successor provision.

(aa) “State” means the State of Wisconsin, acting through its executive, administrative, legislative and judicial branches.

(bb) “State Contract” means the Professional Services Contract, Investment Management Contract, Administrative Services Contract, and Distribution Contract entered into by and between Program Manager and the Department of Administration (“DOA”), acting on behalf of the State, the Board, and OST dated May 1, 2001, as assigned to Program Manager on December 31, 2004, and as amended on May 14, 2003, December 11, 2003, June 16, 2004, and March 24, 2005.

(cc) “Underlying Funds” means those mutual funds and/or other investment options, distributed by Fund Company, in which the Fund Company Portfolios may invest.

ARTICLE II- SERVICE PROVIDERS

Section 2.1 Appointment and Acceptance of Fund Company. Program Manager hereby appoints Fund Company and Fund Company hereby accepts such appointment, to arrange for the purchase and redemption by the Trust, through Fund Company Portfolios identified in Exhibit A hereto, of shares of Underlying Funds identified in Exhibit A hereto, as such exhibit is amended from time to time upon the mutual agreement of the parties hereto and the approval of the Board. Each such purchase and redemption shall be conducted in accordance with the terms and conditions of this Agreement, including but not limited to Exhibit C hereto. The Fund Company Portfolios shall invest in Underlying Funds through the Trust’s omnibus account(s) held on the fund shareholder accounting system at Fund Company.

Section 2.2 Delegation. The parties expressly hereby agree that each of Program Manager and the Fund Company may delegate any or all of its obligations under this Agreement to one or more of its Affiliates. No delegation by any party pursuant to this paragraph shall relieve such party of any of its responsibilities hereunder, and the parties shall be responsible for the performance of any of the services by its delegates as if no delegation had been made.

Section 2.3 Program Manager and the Fund Company as Principals. It is understood and agreed that the parties are acting as principals under this Agreement and that each is in no way responsible for the manner of each other’s performance or for any acts or omissions of any other in connection therewith. Nothing shall constitute the parties as a syndicate, association, joint venture, partnership, unincorporated business or other separate entity or otherwise partners with each other, except for the limited purpose described in Exhibit C. No party shall have the power to obligate or bind the other party in any manner except as otherwise expressly provided for in this Agreement.

Section 2.4 Exclusivity. The Fund Company acknowledges that Program Manager may select parties other than the Fund Company as additional services agents for Portfolios within the Expanded Program. The services of the Fund Company are not deemed exclusive and the Fund Company shall be free to render similar services to others.

ARTICLE III- FUND COMPANY PORTFOLIO STRUCTURE

Section 3.1 Underlying Fund Approval Process.

(a) The Expanded Program shall consist of Portfolios established within the Trust. The Fund Company Portfolios will invest their assets in Underlying Funds, according to certain Percentage Allocations. From time to time the Program Manager may recommend to the Board the Fund Company Portfolios, Underlying Funds, and Percentage Allocations for inclusion in the Expanded Program (the “Fund Company Portfolio Structure”) and changes to the then current Fund Company Portfolio Structure. The Fund Company acknowledges that Program Manager is under no obligation to recommend to the Board any particular proposed Fund Company Portfolio Structure. If the Board at any time does not accept the Fund Company Portfolio Structure proposed from time to time, or any part thereof, in accordance with the State Contract, Program Manager shall discuss the matter with the Fund Company and the Program Manager shall develop appropriate proposed changes in the Fund Company Portfolio Structure for the period involved, and Program Manager shall use commercially reasonable efforts to facilitate the necessary approvals from the Board of the revised proposed Fund Company Portfolio Structure.

(b) Any other provision of this Agreement to the contrary notwithstanding, the Fund Company acknowledges that it is not in any way involved in any aspect of the management of the Program.

Section 3.2 Initial Fund Company Portfolio Structure. The initial Fund Company Portfolio Structure will be set forth in Exhibit A. Exhibit A may be amended from time to time by the parties hereto, as indicated in Section 4.1.

Section 3.3 Proxy Voting. Decisions on voting of shares of all Underlying Funds shall be made by the DOA, and shall be made exclusively with reference to the requirements of Applicable Law and the best interests of the Expanded Program and its Participants, to the full extent of the Expanded Program’s or the Participants’ interest in the Underlying Funds.

Section 3.4 Preparation of Offering Materials. Program Manager and the Fund Company agree to work in good faith in the preparation of the Disclosure Document and any supplement or amendments thereto with respect to information relating to the Fund Company

Portfolio Structure. Program Manager acknowledges that it is responsible for all costs associated with the printing, distribution, and regulatory filing, if any, of the Disclosure Document and any supplement thereto with respect to the Expanded Program. Program Manager also assumes full legal responsibility for the content of these materials (except for those portions that reference information it receives from Fund Company and/or have been approved by Fund Company, which are the legal responsibility of the Fund Company, and which describe the Fund Company and its duties and responsibilities with respect to the Expanded Program, and the Fund Company Portfolio Structure, including without limitation information from Fund Company’s Underlying Fund registration statements, annual or periodic reports, and advertising or marketing materials) under all Applicable Law. Notwithstanding anything to the contrary herein, the Program Manager shall not be required to submit to Fund Company for prior review any Disclosure Documents which contain content identical to the content previously approved by Fund Company and which contain no additional content concerning Fund Company, the Fund Company Portfolios, or the Fund Company Underlying Funds.

Section 3.5 Amendments to Offering Materials. The Disclosure Document and any supplement thereto will be amended or supplemented from time to time. The Fund Company acknowledges that it is responsible for all costs associated with amendments or supplements to the Disclosure Document that are required due to actions or activities related to the Underlying Funds or Fund Company. Fund Company shall arrange for each Fund Company Underlying Fund registration statement to be amended from time to time as required in order to effect the continuous offering of the shares of each Fund Company Underlying Fund, and shall provide written notice to Program Manager within 15 days, but in any event, no later than within two (2) days, prior to the filing with the SEC of any material change to a registration statement for a Fund Company Underlying Fund, in the event that the material change would affect this Agreement or the Disclosure Document. Program Manager acknowledges that it is responsible for all costs associated with amendments or supplements to the Disclosure Document that are initiated or required by Program Manager. However, each party acknowledges that it shall be responsible for its own legal expenses incurred in connection with such parties drafting, reviewing and approving of any amendments and supplements to the Disclosure Document. Program Manager and the Fund Company agree to cooperate with each other in the preparation of all such amendments and supplements to the Disclosure Document and any supplement thereto and other Marketing Materials with respect to information relating to the Fund Company Portfolio Structure.

Section 3.6 Legal Responsibility. With the exception of the adoption of administrative regulations and other matters which are within the Board’s or the DOA’s authority, or as otherwise provided herein, Program Manager shall be responsible for addressing legal issues and performing all regulatory, MSRB, repository, and depository filings which relate to the establishment and operation of the Expanded Program. Program Manager shall at all times perform its obligations under this Agreement so as to ensure that the Expanded Program complies in all respects with all Applicable Law, and shall take all actions necessary to achieve and maintain such compliance. Each party is responsible for its own costs associated with the legal responsibilities associated with being a party to this Agreement.

Section 3.7 Operation of the Underlying Funds. Fund Company shall be responsible for filing all required documents for all Underlying Funds with the SEC and applicable State Securities Departments, and, in this regard, shall otherwise be responsible for the advising, operations and compliance with each Underlying Fund’s registration statement and Applicable

Law. Fund Company is responsible for all costs associated with the legal responsibilities associated with operating the Underlying Funds.

ARTICLE IV- LIABILITIES AND INDEMNIFICATION

Section 4.1 Liability of the Fund Company.

(a) The Fund Company agrees it will be liable to and indemnify and hold harmless Program Manager and its affiliates and each of their respective officers, directors and employees (“Program Manager Indemnitees”) for all losses, costs, claims, damages, liabilities, penalties, demands and expenses (including, without limitation, reasonable attorneys’ fees and disbursements), but excluding any consequential, punitive or special damages (“Losses”), suffered or incurred or sustained by any Program Manager Indemnitee or to which any Program Manager Indemnitee becomes subject, to the extent such Losses arise from (a) a material breach by the Fund Company of a representation, warranty or covenant made by it in this Agreement, or its obligations under this Agreement, or (b) the Fund Company’s negligence, bad faith, willful misconduct, or violation of Applicable Law in the performance of its duties and obligations under this Agreement or otherwise relating to this Agreement. Furthermore, notwithstanding anything herein to the contrary, the Fund Company shall not be liable for any action taken or not taken in accordance with instructions received by such Fund Company from any person reasonably believed by such Fund Company to be a person identified by Program Manager as authorized to provide instructions.

(b) Except as expressly stated herein, as between the parties, in no event will any party to this Agreement be responsible to any other party for any incidental, indirect, consequential, special, punitive or exemplary damages of any kind arising from this Agreement, including without limitation, lost revenues, loss of profits or loss of business. The parties agree that losses and damages arising under and/or covered by this Section 5.1 shall be subject to this limitation.

(c) The Fund Company assumes no responsibility hereunder, and shall not be liable, for any default, damage, loss of data, errors, delay or any other loss whatsoever caused by events beyond its reasonable control, and shall be under no obligation to implement safeguards reasonably designed to prevent any such default, damage, loss of data, errors, delay or other loss. The Fund Company shall, however, take all commercially reasonable steps to minimize service interruptions for any period that such interruption continues beyond its control.

Section 4.2 Liability of Program Manager.

(a) Program Manager will be liable to and indemnify and hold harmless the Fund Company and its affiliates and each of their respective officers, directors and employees (“Fund Company Indemnitees”) for any and all Losses suffered or incurred or sustained by any Fund Company Indemnitees, or to which any Fund Company Indemnitee becomes subject, to the extent such Losses arise from (a) a material breach by Program Manager of a representation, warranty, or covenant made by it in this Agreement, or its obligations under this Agreement, or (b) Program Manager’s negligence, bad faith, willful misconduct, or violation of Applicable Law in the performance of its duties and obligations under this Agreement or otherwise relating to this Agreement. Furthermore, notwithstanding anything herein to the contrary, Program Manager shall not be liable for any action taken or not taken in accordance with instructions received by Program Manager from any person reasonably believed by Program Manager to be a person identified by a Fund Company as authorized to provide instructions.

(b) Except as expressly stated herein, as between the parties, in no event will any party to this Agreement be responsible to any other party for any incidental, indirect, consequential, special, punitive or exemplary damages of any kind arising from this Agreement, including without limitation, lost revenues, loss of profits or loss of business. The parties agree that losses and damages arising under and/or covered by this Section 5.2 shall be subject to this limitation.

(c) Program Manager assumes no responsibility hereunder, and shall not be liable, for any default, damage, loss of data, errors, delay or any other loss whatsoever caused by events beyond its reasonable control, and shall be under no obligation to implement safeguards reasonably designed to prevent any such default, damage, loss of data, errors, delay or other loss. Program Manager will, however, take all commercially reasonable steps to minimize service interruptions for any period that such interruption continues beyond its control.

ARTICLE V- TERM AND TERMINATION

Section 5.1 Termination. This Agreement may be terminated by either party, without penalty, upon 60 days’ written notice to the other party. This Agreement may be terminated without penalty immediately 1) upon written notice to the Program Manager if otherwise required by the Underlying Funds’ Board of Directors, or 2) upon written notice to either party if as a result of regulatory action, or 3) as required by the Board or the DOA. Notwithstanding the termination of this Agreement, Fund Company will continue to receive Underlying Fund expenses in accordance with the Disclosure Document in effect at the time of termination so long as any Portfolio continues to hold Underlying Fund shares, provided such continued payment is permitted in accordance with Applicable Law. Notwithstanding the termination of this Agreement, Fund Company shall continue to provide the services contemplated herein with respect to the Underlying Funds in existence on the last day of this Agreement until all assets in such Underlying Funds in Fund Company Portfolios have been withdrawn or until the transition of Expanded Program assets from the Underlying Funds to other investment vehicles, except that the transitional term shall not last longer than six months from the date that notice of termination was provided to all parties.

Section 5.2 Survival of Provisions. Notwithstanding any other provision of this Article VI to the contrary, the provisions of this Agreement set forth in Article V and Section 8.1 shall survive any termination of this Agreement.

ARTICLE VI- REPRESENTATIONS AND WARRANTIES

Section 6.1 Continuing Disclosure Obligations. Each party shall promptly inform the other parties in the event that such party becomes aware that any representation or warranty herein becomes inaccurate in any material respect, or upon having a reasonable basis for believing that a representation or warranty has ceased to be accurate in all material respects.

Section 6.2 Program Manager’s Representations and Warranties. Program Manager represents and warrants to the Fund Company as follows:

(a) Organization. Program Manager is a corporation duly formed, validly existing and in good standing under the laws of the state of Delaware. Program Manager is duly qualified and licensed to conduct its businesses and is in good standing in each state where the nature of its business requires it to be so licensed and qualified. Program Manager has been and is in compliance with all governmental approvals, consents, licenses, permits and certificates that are necessary for it to conduct its business and to enter into and perform its obligations under this Agreement. Program Manager has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b) Authority. The execution and delivery by Program Manager of this Agreement and the performance by it of its obligations hereunder have been duly and validly authorized. This Agreement has been duly and validly executed and delivered by Program Manager and constitutes a legal, valid and binding obligation of Program Manager, enforceable against Program Manager in accordance with its terms, except to the extent that such enforceability may be affected by applicable bankruptcy, fraudulent transfer, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally or by equitable principles regardless of whether such enforcement is considered in a proceeding at equity or at law.

(c) No Conflicts. The execution and delivery by Program Manager of this Agreement and the performance of its duties hereunder do not and will not (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the corporation charter or bylaws, each as amended to date, of Program Manager, (ii) conflict with or result in a violation or breach of any term or provision of any law, rule, regulation, judgment, decree or order applicable to Program Manager or any contractual restriction of any kind binding on or affecting Program Manager, or (iii) conflict with or result in a violation of or breach of or constitute a default under any material agreement to which Program Manager is a party or any material obligation or responsibility which Program Manager has to any third party.

(d) Approvals and Filings. No consent, approval or action of or filing with or notice to any Governmental Authority or any other third party is required on the part of Program Manager in connection with the execution, delivery and performance of this Agreement.

(e) Limitation of Warranties. Except for the representations and warranties provided in this Article VI or as otherwise provided in this Agreement, no other representations or warranties are made or provided by Program Manager including warranties against infringement, warranties of merchantability or fitness for a particular purpose.

(f) Regulatory Status. The Program Manager represents that it shall deliver to Fund Company a copy of Part II of its Form ADV or other disclosure statement in compliance with Rule 204-3(a) under the Advisers Act prior to the execution of this Agreement, and at any other time upon request.

(g) No Litigation. There are no actions, suits or proceedings by or before any Governmental Authority pending, or to its knowledge threatened, against it which could reasonably be expected to materially impair its ability to carry out the terms of this Agreement.

Section 6.3 The Fund Company’s Representations and Warranties. The Fund Company represents and warrants to Program Manager as follows:

(a) Organization. The Fund Company is a limited liability company, validly existing and in good standing under the laws of the state of             . The Fund Company is duly qualified and licensed to conduct its business and is in good standing in each state where the nature of its business requires it to be so licensed and qualified. The Fund Company has been and is in compliance with all governmental approvals, consents, licenses, permits and certificates that are necessary for it to conduct its business and to enter into and perform its obligations under this Agreement. The Fund Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b) Fund Company Underlying Funds. Fund Company represents and warrants that each of the Fund Company Underlying Funds is a registered open-end management investment company and its registration with the SEC as an investment company under the Investment Company Act and the Securities Act is in full force and effect.

(c) Authority. The execution and delivery by the Fund Company of this Agreement and the performance by it of its obligations hereunder have been duly and validly authorized. This Agreement has been duly and validly executed and delivered by the Fund Company and constitutes a legal, valid and binding obligation of the Fund Company, enforceable against the Fund Company in accordance with its terms, except to the extent that such enforceability may be affected by applicable bankruptcy, fraudulent transfer, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally or by equitable principles regardless of whether such enforcement is considered in a proceeding at equity or at law.

(d) No Conflicts. The execution and delivery by the Fund Company of this Agreement and the performance of its duties hereunder do not and will not (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the limited liability agreement, as amended to date, of the Fund Company, (ii) conflict with or result in a violation or breach of any term or provision of any law, rule, regulation, judgment, decree or order applicable to the Fund Company or any contractual restriction of any kind binding on or affecting the Fund Company, or (iii) conflict with or result in a violation of or breach of or constitute a default under any material agreement to which the Fund Company is a party or any material obligation or responsibility which the Fund Company has to any third party.

(e) Approvals and Filings. No consent, approval or action of or filing with or notice to any Governmental Authority or any other third party is required on the part of the Fund Company in connection with the execution, delivery and performance of this Agreement.

(f) Limitation of Warranties. Except for the representations and warranties provided in this Article VI or as otherwise provided in this Agreement, no other representations or warranties are made or provided by the Fund Company including warranties against infringement, warranties of merchantability or fitness for a particular purpose.

(g) Regulatory Status. The Fund Company represents that:

(i) it has maintained and shall continue to maintain its registration as an investment advisor under the Advisers Act and is not prohibited by the Advisers Act or the rules promulgated thereunder from taking such actions as are contemplated by this Agreement, and shall immediately notify Program Manager in writing if the Fund Company’s registration as an investment advisor lapses or terminates; and

(ii) it shall deliver to Program Manager a copy of Part II of its Form ADV or other disclosure statement in compliance with Rule 204-3(a) under the Advisers Act.

(h) No Litigation. There are no actions, suits or proceedings by or before any Governmental Authority pending, or to its knowledge threatened, against it which could reasonably be expected to materially impair its ability to carry out the terms of this Agreement.

(i) Disclosure Document. Fund Company represents and warrants that all information furnished to the Program Manager in writing by Fund Company expressly for use in the Disclosure Document (“Fund Company Content”) conforms and shall at all times conform in all material respects to the requirements of Applicable Law. Fund Company further represents and warrants that, to the best of its knowledge and belief, the Fund Company Content does not include any untrue statement of a material fact or omit to state any material fact required to be stated in the Disclosure Document or necessary to make the statements therein regarding the Fund Company Portfolio Structure, in light of the circumstances under which they were made, not materially misleading.

ARTICLE VII- MISCELLANEOUS

Section 7.1 Confidentiality. The parties shall treat as confidential any and all information pertaining to this Agreement. The Fund Company shall treat as confidential any and all information pertaining to the Expanded Program, any of the Fund Company Portfolios and any actions of the parties or the Fund Company in respect thereof, except in cases where the disclosure of such information is required to be made by the Fund Company by any Applicable Laws, including any demand of the Board, or any regulatory or taxing authority having competent jurisdiction (“Confidential Information”). The Program Manager shall treat as confidential any and all information pertaining to the Expanded Program and the Fund Company Portfolios subject to the provisions in the current State Contract. Without limiting the generality of the foregoing, the Fund Company agrees that it shall not utilize Confidential Information obtained through acting as the Fund Company hereunder, or cause such information to be utilized, for the purpose of soliciting a client for any services to be rendered by the Fund Company or any of its Affiliates, except that Fund Company may include a brief description of the services performed hereunder. With respect to the Fund Company Portfolios, the Fund Company further agrees to comply, and to cause any Affiliate, delegate, assignee or subcontractor to comply, with Program Manager’s and the Board’s privacy policy for the Expanded Program as may be in effect from time to time. Confidential Information, as defined above, shall not be construed to include any information pertaining solely (or together with matters not related to the Expanded Program) to the Underlying Funds or to the activities undertaken by the Fund Company or its Affiliates in respect of the Underlying Funds.

Section 7.2 Relationship with Board; Fiduciary Duties.

(a) Unless otherwise provided or contemplated herein or otherwise consented to in writing by Program Manager, during the term of this Agreement, the Fund Company agrees that Program Manager will coordinate any and all necessary interactions with the Board related to the Expanded Program and the Fund Company Portfolios, including, without limitation, facilitation of Board reviews and approvals and regular reporting on Expanded Program operations and other issues. To the extent any Board approval or consent is necessary in order to effect the transactions contemplated by this Agreement, Program Manager shall use commercially reasonable efforts to obtain such consents and approvals. The Fund Company shall, to the best of its ability, refer any questions from the Board regarding the Fund Company Portfolios to Program Manager.

(b) Notwithstanding anything to the contrary contained herein, Program Manager shall not be required to obtain Board approval of any Fund Company Portfolio Structure or any other feature of the Fund Company Portfolios if such action is inconsistent with its fiduciary duties, if any, to the Trust and the Expanded Program. In the event that Program Manager is unable to recommend a Fund Company Portfolio Structure or other feature of the Fund Company Portfolios to the Board as a consequence of such fiduciary obligations, it shall, prior to taking any action inconsistent with its undertaking to obtain all Board approvals and consents necessary to effect the transactions contemplated by this Agreement, notify the Fund Company in writing of the nature of such failure and an explanation of the reason why such failure is necessary in order to comply with such fiduciary obligations.

Section 7.3 Assignment. Without the prior written consent of the other party hereto, neither party may assign this Agreement to any other person; provided, however, that, upon not less than thirty (30) days prior written notice, a party may assign this Agreement in whole, but not in part, to an Affiliate if, in any such case, said Affiliate shall either automatically by operation of law or expressly in writing assume all obligations of the assigning party as fully as if it had originally been a party hereto; and provided further that such Affiliate must possess all necessary ability, power and authority and financial and other resources for it to perform fully all of the assigning party’s duties and obligations under this Agreement. Any assignment in violation of this Section 8.3 shall be null and void. A change in control of either party shall not constitute an assignment of this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the legal successors and assigns of the respective parties hereto, including, without limitation, any assignment by merger, consolidation, asset transfer, or otherwise.

Section 7.4 No Waiver. No act, delay or omission done, suffered or permitted by either party or its subsidiaries, Affiliates, delegates or assignees shall be deemed to waive, exhaust or impair any right, remedy or power of such party hereunder, or to relieve any other party from the full performance of this Agreement; no waiver by either party of any right or remedy under this Agreement shall be deemed to be a waiver of any other or subsequent right or remedy under this Agreement; and no waiver of any term, covenant or condition of this Agreement shall be valid unless in writing and signed by the obligee party.

Section 7.5 Receipt of Form ADV. Program Manager acknowledges receipt of the most recent copy of the Fund Company’s Form ADV at least 48 hours prior to entering into this Agreement.

Section 7.6 Governing Law. This Agreement shall be governed by the laws of the State of Wisconsin, excluding the laws on conflicts of laws thereof.

Section 7.7 Amendment. Except as otherwise specifically provided herein, this Agreement may only be amended by the written consent of the parties hereto.

Section 7.8 Entire Agreement. This Agreement, including any documents referenced herein, supersedes any and all prior discussions, written or oral, among the parties hereto relating to the subject matter hereof.

Section 7.9 Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute one and the same instrument.

Section 7.10 Captions; Rules of Construction. The captions of the section of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise effect their construction or effect. The term “person” includes any individual, corporation, partnership, joint venture, limited liability company, joint stock company or other similar organization, trust, unincorporated organization, government (or agency or political subdivision thereof) or any other legal entity, whether acting in an individual, fiduciary or other capacity. Unless the context suggests otherwise, the term “parties” means Program Manager and the Fund Company.

Section 7.11 Force Majeure. Except as otherwise provided in this Agreement, neither party hereto shall be liable for any Losses caused, directly or indirectly, by government restrictions, exchange or market rulings, suspension of trading, war, strikes, terrorism or other conditions beyond their respective control.

Section 7.12 Severability. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

Section 7.13 Litigation, Disputes and Cooperation. In the event that a Participant asserts a claim against Program Manager or the Fund Company in any federal or state court, Program Manager and the Fund Company reasonably agree to cooperate, as the case may be, with respect to its defenses or counterclaims regarding such claims.

Section 7.14 Submission to Jurisdiction. Each party hereto hereby (i) irrevocably submits to the jurisdiction of the state courts of, and the federal courts located in, the State of Wisconsin for the purpose of enforcing the award or decision in any such proceeding and to the sole and exclusive jurisdiction of such courts for the purpose of receiving injunctive relief, (ii) waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each party hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each party hereto agrees that its submission to jurisdiction and its consent to service of process by mail are made for the express benefit of the other party hereto. Final judgment against either party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that either party hereto may at its option bring suit, or institute other judicial proceeding for such purpose, in any state or federal court of the United States or of any country or place where the other party or its assets, may be found.

Section 7.15 Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of Program Manager and Fund Company, and nothing in this Agreement shall be construed to give to any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 7.16 Notice. Any notice required or to be permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when as follows:

Notice to the Fund Company shall be sent to:

[Fund Company]

Attn:

Telephone:

Facsimile:

with a copy to:

Telephone:

Facsimile:

Notice to Program Manager shall be sent to:

Wells Fargo Funds Management, LLC

100 Heritage Reserve

Menomonee Falls, WI 53051

Attention: Sarah Henriksen

Telephone: 414-359-3321

Facsimile: 414-979-3484

with a copy to:

Wells Fargo Funds Management, LLC

525 Market Street, 12th Floor

San Francisco, California 94105

Attention: General Counsel/QTP

Section 7.17 Use of Third Party Service Providers. Subject to the terms of this Agreement, and to the extent consistent with the State Contract, Program Manager and the Fund Company may utilize the services of any third party in fulfilling its obligations under this Agreement; provided, however, that in such event, the party utilizing the services of a third party shall enter into a contractual arrangement with such third party that prohibits the third party from disclosing or using any information obtained by it for any purpose other than to carry out the purposes of this Agreement; and provided further that the party retaining any such third party shall remain responsible for such obligations and be fully responsible for any acts or omissions of such third party.

Section 7.18 Cooperation. The parties shall cooperate with each other in a commercially reasonable manner in order that the duties and obligations of the parties hereunder may be effectively discharged. Each party shall take such further action as any other party hereto may from time to time reasonably request in order to carry out the intent and purpose of this Agreement, including consideration of amendments to this Agreement which may be necessary in light of changes affecting the Program.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

WELLS FARGO FUNDS MANAGEMENT, LLC

By:
Name: Andrew Owen Title: Senior Vice President

[FUND COMPANY]

By:
Name: Title:

EXHIBIT A

Initial Fund Company Portfolio Allocations and Underlying Funds

Initial Fund Company Portfolios:

Wisconsin Select Portfolio

3% Mason Street Small Cap Growth Stock Fund (MSASX) – Class A at NAV

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EXHIBIT B

Portfolio and Underlying Fund Services

1.	Underlying Fund Net Asset Values (NAV). Each Business Day, after the close of the regular trading session on the NYSE (generally 4:00 p.m. Eastern Time), the Fund Company shall calculate an NAV and daily dividend rates, as applicable, for each of the Underlying Funds as provided in each Underlying Funds’ respective prospectus, and use its best efforts to provide such NAVs and daily dividend rates to Program Manager by 4:30 p.m. Central Time each Business Day, but in no event later than 5:15 p.m. Central Time each Business Day, via facsimile transmission, or at such other time, or via such other delivery method, as is agreed to by the parties.

2.	Purchase and Redemption Orders. On each Business Day, the Program Manager shall aggregate and calculate the net purchase and redemption orders for each Underlying Fund that it received prior to the close of trading on the New York Stock Exchange (the “NYSE”) (i.e., 3:00 p.m., Central Time, unless the NYSE closes at an earlier time in which case such earlier time shall apply), and communicate to the Fund Company prior to the close of the NYSE on the next Business Day (the “Trade Date”) the net aggregate purchase or redemption order (if any) for each Underlying Fund for such Business Day . This communication shall be by telephone, e-mail, or facsimile, or by such other means as the parties to this Agreement may agree to in writing, received no later than 3:00 p.m. Central Time on Trade Date. Orders received prior to the close of trading on the NYSE on Trade Date will receive the Underlying Fund’s NAV on such Trade Date. Orders received after the close of trading on the NYSE on Trade Date will receive the Underlying Fund’s NAV on the Business Day following Trade Date.

3.	Agency. Program Manager appoints the Fund Company as its agent for the limited purpose of accepting purchase and redemption instructions from the Program Manager.

4.	Settlement of Transactions.

(a)	Purchases. Program Manager will wire, or arrange for the wire of, the purchase price of each purchase order to the custodian for the Underlying Fund in accordance with written purchase instructions provided by the Fund Company to Program Manager so that, using best efforts, such funds are transmitted to the custodian for the Underlying Fund prior to 12:00 p.m., Central Time, on the next Business Day following the Trade Date.

(b)

Redemptions. For those orders received by Fund Company prior to the close of trading on the NYSE on Trade Date, the Fund Company shall use its best efforts to cause to be transmitted by 12:00 p.m. Central Time, by wire transfer on the Business Day immediately following the Trade Date, to such account as Program Manager shall direct in writing, the proceeds of all redemption orders placed by Program

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Manager on the Trade Date. Should the Fund Company need to extend the settlement on a trade, it shall contact Program Manager to discuss the extension; provided, however, that any such extension shall not relieve Program Manager of its settlement obligations under Applicable Law. Each wire transfer of redemption proceeds shall indicate, on the Federal Funds wire system, the amount attributable to each Underlying Fund; provided, however, that if the number of entries would be too great to be transmitted through the Federal Funds wire system, the Fund Company shall, on the day the wire is sent, fax such entries to Program Manager or, if possible, send via direct or indirect systems access until otherwise directed by the Program Manager in writing.

5.	Maintenance of Records.

(a)	Recordkeeping and other administrative services to Expanded Program participants shall be the responsibility of Program Manager and shall not be the responsibility of the Fund Company or the Underlying Funds. Neither the Underlying Funds nor the Fund Company shall maintain separate accounts or records for the Expanded Program participants. Program Manager shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the program management services and in making shares of the Expanded Program Portfolios available to the Expanded Program.

(b)	Upon the reasonable request of a party (the “Requesting Party”) to another party (the “Requested Party”), the Requested Party shall provide the Requesting Party with copies of all the historical records relating to transactions contemplated under this Agreement as are maintained by the Requested Party in the ordinary course of its business, and as may enable the Requesting Party or its representatives, including without limitation its auditors or legal counsel, to (i) monitor and review the services performed as a result of this Agreement, (ii) comply with any request of a governmental body or self-regulatory organization or the Expanded Program, (iii) verify compliance with the terms of this Agreement, (iv) make required regulatory reports, or (v) perform general customer supervision. Program Manager agrees that it shall permit the Fund Company or its representatives to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the services and to verify to Fund Company’s reasonable satisfaction that all purchase and redemption orders aggregated for each Trade Date were received by Program Manager or its designees prior to the close of trading on the NYSE on such Trade Date.

(c)	The parties agree to cooperate in good faith in providing records to one another pursuant to this Section 5.

6.	Account Activity and Distribution Information.

(a)	The Fund Company shall provide Program Manager (i) confirmations of Underlying Fund account activity within one Business Day after each day on which a purchase or redemption of Underlying Fund shares is effected for an account, or electronic access to such confirmations, (ii) statements detailing activity in each account at least monthly, or electronic access to such statements, and (iii) such other information as may be reasonably requested by Program Manager.

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(b)	As to each Underlying Fund, the Fund Company shall provide Program Manager with all distribution announcement information within two business days of announcement of the same by each Underlying Fund, but by no later than payable date. The distribution information shall set forth ex-dates, record date, payable date, distribution rate per share, record date share balances, cash and reinvested payment amounts and all other information reasonably requested by Program Manager.

(c)	Unless otherwise requested by Program Manager, all dividends and capital gains distributions shall be paid in cash on the payable date.

7.	Pricing Errors. In the event adjustments are required to correct any error in the computation of the NAV of any Underlying Funds’ shares as a result of a pricing error that is deemed to be material pursuant to the pricing policies and procedures established by the Underlying Funds’ Board of Directors, the Fund Company shall immediately notify Program Manager as provided herein. If any Portfolio account received amounts in excess of the amounts to which it would otherwise be entitled prior to an adjustment for an error, the Fund Company and the Program Manager agree to evaluate each such situation, on a case-by-case basis, in order to determine an appropriate course of action. If the Fund Company determines to make an adjustment at the shareholder level that would reduce the number of shares of an Underlying Fund held in any Portfolio account, the Fund Company shall reimburse the Program Manager its reasonable out-of-pocket expenses incurred in correcting its records and communicating with holders of Portfolio shares regarding any adjustment to their accounts, as necessary, and mailing corrected statements or otherwise reimbursing the affected Portfolios for any losses incurred. If any such adjustment would increase the number of shares in any Portfolio account, the Fund Company shall make all necessary adjustments as soon as reasonably practical after discovering the need for such adjustment.

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